news release

Contacts:

Investors – James M. Gruskin
800/497-6329

Media – Tyler D. Gronbach
919/297-1541

R.H. DONNELLEY REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	Achieves Guidance for EBITDA and Free Cash Flow

•	Retains Financial Advisor to Evaluate Capital Structure

CARY, N.C., March 12, 2009 -- R.H. Donnelley Corporation, one of the nation's leading Yellow Pages and online local commercial search companies, today reported full year 2008 net revenues of $2,617 million, representing a 2 percent decline from the prior year.  Adjusted EBITDA1 in the year was $1,417 million, down $26 million or 2 percent from 2007.  2008 adjusted free cash flow was $510 million – based on cash flow from operations of $549 million, capital expenditures of $71 million and $32 million of other adjustments – down from $617 million in the prior year.  Full year advertising sales were $2,518 million, down 8 percent from pro forma advertising sales for the prior year. Operating loss was $3,006 million in 2008.  Excluding $3,870 million of impairment charges, operating income would have been $865 million in the year.  Operating income in 2007 was $905 million.  Net debt during 2008 decreased by $621 million, resulting in year-end net debt outstanding of $9,405 million, excluding the purchase accounting fair value adjustment.

In the fourth quarter of 2008, net revenue declined 7 percent from the fourth quarter of the prior year to $630 million.  Adjusted EBITDA1 was $360 million, an increase of $8 million or 2 percent compared to fourth quarter 2007.  Adjusted free cash flow during the quarter was $151 million compared to $208 million in the prior year period.

[1]
Before the following expenses: (a) restructuring, (b) FAS 123 R, (c) restricted stock units related to the Business.com acquisition, (d) impairment charges and (e) gains / losses on debt transactions.  Includes one-time $40 million gain related to curtailment of non-union retiree medical plans.

“During 2008, we took significant initiatives to address the challenging selling environment and advanced our strategic priorities,” said David C. Swanson, chairman and CEO of R.H. Donnelley.  “We dramatically improved our efficiency and eliminated non-essential operating costs, reducing headcount by 20% and achieving $100 million of cost savings.  At the same time, we broadened and improved our Dex branded interactive local search solutions.  We also completed a major, company-wide systems integration and upgrade project and reduced net debt by more than $600 million.  These initiatives helped us to continue building a foundation for sustainable growth once the economy recovers.”

Swanson continued, “Advertising sales declined 8 percent for the full year and 12 percent in the fourth quarter as trends weakened during the second half of the year.  These disappointing results were primarily due to the impact that the recession had on small and medium sized businesses, including lower consumer spending, reduced liquidity and higher business failure rates.  We continued to diversify advertisers into our online and mobile platforms in addition to our core print solutions, but could not overcome the extremely difficult economic conditions.  Despite the challenging environment, our mission remains unchanged – to help local businesses grow.  R.H. Donnelley continues to generate large volumes of ready-to-buy leads at an accessible price and attractive ROI for local advertisers.  Our services will generate even more value as the market becomes more complex and fragmented.”

During the fourth quarter, R.H. Donnelley recognized a $744 million non-cash, pre-tax impairment charge associated with its intangible assets that in large part reflects the decline in the market value of the Company’s debt and equity securities and the impact that the overall economy has had on its operating results.  Earlier in the year, the Company recorded $3.1 billion of non-cash, pre-tax charges associated with goodwill impairment to reflect the decline in the market value of the Company's debt and equity securities.

Further important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes of this press release, which should be thoroughly reviewed.  Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period.  It is important to distinguish advertising sales from net revenues, which is recognized under the deferral and amortization method.

R.H. Donnelley is presently in the process of finalizing its 2008 year end income tax accounts, particularly as it relates to deferred income tax and net operating loss carryforwards.  KPMG, the Company’s independent registered public accounting firm, remains involved in finalizing its audit with respect to those income tax accounts.  Because this analysis is not yet complete, the financial results provided in this release do not include tax related items and items affected by tax.  The Company may need to file a Form 12b-25 with the SEC for an extension of the filing deadline with respect to its Form 10-K that the Company expects to file as soon as practicable and in any event by March 31, 2009.

Capital Structure
R.H. Donnelley has engaged Lazard as its financial advisor to assist in the evaluation of its capital structure, including various balance sheet restructuring alternatives.

"Our goal is to better position R.H. Donnelley for the future by establishing a more sustainable capital structure,” said Steven M. Blondy, executive vice president and CFO.  “We have significant debt maturities commencing in 2010 that we are working to address.  Though we intended to refinance this debt prior to maturity, it may no longer be possible to do so given the current state of the capital markets.  In the meantime, the company continues to generate robust EBITDA and has significant liquidity to meet all our financial and business obligations.”

Blondy continued, "We plan to initiate discussions with our banks and bondholders about amending, refinancing or restructuring our debt obligations.  Whichever path we choose to strengthen our balance sheet, R.H. Donnelley will continue to provide outstanding service and support to our customers, while also remaining committed to our employees and business partners.  Our print and digital solutions continue to be the best way for local businesses to connect with ready-to-buy consumers, which should position R.H. Donnelley for healthy growth once the economy stabilizes.”

As previously reported, R.H. Donnelley borrowed $361 million from the revolving credit facilities of three of its operating subsidiaries on February 17, 2009.  The Company borrowed the cash in order to increase liquidity and financial flexibility given the continuing uncertainty in the global credit markets.  As of February 28, 2009, the company had more than $500 million of cash and cash equivalents on hand.

Fourth Quarter and Full Year Conference Call
R.H. Donnelley will host a conference call to provide additional context regarding its performance in the fourth quarter and full year today at 10:00 a.m. (ET).  Individuals within the United States can access the call by dialing 888-387-9606 – others should dial 517-645-6055.  The pass code for the call is “RHD”.  Please dial into the call by 9:50 a.m. (ET) to ensure a prompt start time.  The call will also be available through a Web cast, which can be accessed by visiting our Web site at www.rhd.com, clicking on "Investor Relations" and following the instructions provided.  Those unable to participate at the scheduled time may access a recorded replay by dialing 866-382-4784, or for those outside of the United States,
203-369-0363.  There is no pass code for the replay, which will be available through March 26, 2009.  In addition, an archived version of the Web cast will be available on RHD’s Web site for up to one year from the date of the call.

About R.H. Donnelley
R.H. Donnelley (OTC: RHDC) connects businesses and consumers through its portfolio of print and interactive marketing solutions.  Small- and medium-sized businesses look to R.H. Donnelley's experienced team of marketing consultants to help them grow their companies and drive sales leads.  Consumers depend on the Company's reliable, local business content to deliver the most relevant search results when they are seeking local goods and services.  For more information, visit www.rhd.com and dexknows.com.

Helping Local Small and Medium Sized Businesses Reach More Customers
R.H. Donnelley's interactive offerings are essential to its Triple Play™ solution suite -- an integrated set of products and services that efficiently and effectively extend the marketing reach of local businesses.  Spanning multiple media platforms -- print Yellow Pages directories, dexknows.com® search site and the major search engines (e.g., Yahoo!® and Google®) via the Company's Dex Search Network™ -- Triple Play delivers the advertisements of local businesses to a wider set of ready-to-buy consumers.

Safe Harbor Provision

Certain statements contained in this press release regarding R.H. Donnelley’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.  Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “planned,” “estimated,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of such terms, or other comparable expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements.  All forward-looking statements reflect only R.H. Donnelley’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley.  Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause R.H. Donnelley’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in R.H. Donnelley’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect R.H. Donnelley’s business or financial results.  Such risks and other factors, which in some instances are beyond R.H. Donnelley’s control, include: our ability to generate sufficient cash to service our significant debt levels; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our debt agreements, and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time, particularly in light of the continuing instability in the global credit markets; increasing LIBOR rates; changes in directory advertising spend and consumer usage; regulatory and judicial rulings; competition and other economic conditions; changes in the Company’s and the Company’s subsidiaries credit ratings; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful integration and realization of the expected benefits of acquisitions; the continued enforceability of the commercial agreements with Qwest, Embarq and AT&T; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results.  R.H. Donnelley is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  The Company’s 2008 annual report on Form 10-K to be filed with the SEC may contain updates to the information included in this release.

(See attached tables)

R.H. DONNELLEY CORPORATION	Schedule 1
INDEX OF SCHEDULES

Schedule 1:	Index of Schedules

Schedule 2:	Unaudited Condensed Consolidated Statements of Pre-Tax Loss for the three months ended December 31, 2008 and 2007

Schedule 3:	Unaudited Condensed Consolidated Statements of Pre-Tax Income (Loss) for the years ended December 31, 2008 and 2007

Schedule 4:	Unaudited Selected Balance Sheet Data at December 31, 2008 and 2007

Schedule 5:	Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2008 and 2007 and years ended December 31, 2008 and 2007

Schedule 6:	Reconciliation of Non-GAAP Measures

Schedule 7:	Statistical Measure - Advertising Sales

Schedule 8:	Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PRE-TAX LOSS

Schedule 2

Amounts in millions

	Three Months Ended December 31,

	2008	2007
Net revenue (1)	$630.4	$680.8
Expenses (1)	292.6	341.1
Depreciation and amortization	120.0	119.3
Impairment charges (1) (2)	746.6	20.0
Operating income (loss)	(528.8)	200.4
Non-operating income	-	1.8
Interest expense, net (1)	(205.1)	(202.9)
Gain (loss) on debt transactions, net (1) (3)	33.6	(26.3)
Pre-tax loss	$(700.3)	$(27.0)

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PRE-TAX INCOME (LOSS)

Schedule 3

Amounts in millions

	Years Ended December 31,

	2008	2007
Net revenue (1)	$2,616.8	$2,680.3
Expenses (1)	1,268.8	1,312.2
Depreciation and amortization	483.3	443.1
Impairment charges (1) (2)	3,870.4	20.0
Operating income (loss)	(3,005.7)	905.0
Non-operating income	-	1.8
Interest expense, net (1)	(835.5)	(804.6)
Gain (loss) on debt transactions, net (1) (3)	265.2	(26.3)
Pre-tax income (loss)	$(3,576.0)	$75.9

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 4
UNAUDITED SELECTED BALANCE SHEET DATA

Amounts in millions
	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$131.2	$46.1
Accounts receivable, net	1,027.0	1,063.5
Deferred directory costs	164.3	183.7
Fixed assets and computer software, net	188.7	187.7
Intangible assets, net (2)	10,009.3	11,170.5
Goodwill (2)	-	3,124.3

Current Liabilities
Deferred directory revenue	1,076.3	1,172.0
Current portion of long-term debt (3)	113.6	177.2

Long-Term Liabilities
Long-term debt (3)	9,508.7	9,998.5

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	Schedule 5

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Operating activities:
Net cash provided by operating activities	$162.0	$221.5	$548.7	$691.8

Investment activities:
Additions to fixed assets and computer software	(23.3)	(15.6)	(70.6)	(77.4)
Acquisitions, net of cash received	-	(0.2)	-	(329.1)
Equity investment disposition (investment)	-	-	4.3	(2.5)
Net cash used in investing activities	(23.3)	(15.8)	(66.3)	(409.0)

Financing activities:
Proceeds from the issuance of debt, net of costs	-	1,145.0	-	1,468.6
Additional borrowings under credit facilities, net of costs	(1.0)	1,416.8	1,017.2	1,416.8
Credit facilities repayments	(57.0)	(1,111.8)	(1,281.7)	(1,674.1)
Note repurchases and repayments	(7.4)	(1,398.9)	(92.1)	(1,398.9)
Revolver repayments	-	(215.3)	(422.2)	(781.4)
Borrowings under the Revolver	-	151.9	398.1	722.6
Proceeds from the issuance of common stock	-	-	-	9.0
Repurchase of common stock	-	(89.6)	(6.1)	(89.6)
Tender, redemption and call premium payments	-	(71.7)	-	(71.7)
Debt issuance costs	(0.9)	-	(10.5)	-
Decrease in checks not yet presented for payment	(2.0)	(5.7)	(0.1)	(7.6)
Proceeds from employee stock option exercises	-	0.7	0.1	13.4

Net cash used in financing activities	(68.3)	(178.6)	(397.3)	(392.9)

Increase (decrease) in cash and cash equivalents	70.4	27.1	85.1	(110.1)

Cash and cash equivalents, beginning of period	60.8	19.0	46.1	156.2

Cash and cash equivalents, end of period	$131.2	$46.1	$131.2	$46.1

Supplemental Information:
Non-cash financing activities:
Reduction of debt from debt transactions	$(20.7)	$-	$(193.5)	$-

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 6a
RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Reconciliation of operating income (loss) - GAAP to EBITDA and Adjusted EBITDA (4)

Operating income (loss) - GAAP	$(528.8)	$200.4	$(3,005.7)	$905.0
Plus impairment charges (2)	746.6	20.0	3,870.4	20.0
Plus depreciation and amortization (1)	120.0	119.3	483.3	443.1
EBITDA	$337.8	$339.7	$1,348.0	$1,368.1

Amortized deferred cost uplift on Dex sales contracts as of the merger date	-	1.0	-	28.9

Purchase accounting adjustments related to bad debt expense previously charged
to goodwill related to Qwest directories acquired in the Dex Media transaction	-	-	-	3.3

SFAS No. 123 R non-cash compensation expense	6.1	9.0	29.5	39.0

Restricted stock unit expense related to the Business.com acquisition	0.4	2.4	4.7	3.2

Restructuring costs	15.5	-	34.4	-

Adjusted EBITDA	$359.8	$352.1	$1,416.6	$1,442.5

Year Ended
December 31, 2008
Reconciliation of operating loss - GAAP to adjusted operating income (4)

Operating loss - GAAP	$(3,005.7)
Plus: Impairment charges	3,870.4
Adjusted operating income	$864.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION				Schedule 6b
RECONCILIATION OF NON-GAAP MEASURES (cont'd)
(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Reconciliation of cash flow from operations - GAAP to adjusted free cash flow

Cash flow from operations - GAAP	$162.0	$221.5	$548.7	$691.8
Add: Cash restructuring payments	11.5	-	27.0	-
Add: Cash restricted stock unit payments related to the Business.com acquisition	0.6	1.6	5.1	2.4
Adjusted cash flow from operations	174.1	223.1	580.8	694.2
Less: Additions to fixed assets and computer software - GAAP	23.3	15.6	70.6	77.4
Adjusted free cash flow	$150.8	$207.5	$510.2	$616.8

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Reconciliation of interest expense - GAAP to adjusted interest expense (5)

Interest expense - GAAP (1)	$205.1	$202.9	$835.5	$804.6
Plus: Amortization of fair value adjustment due to purchase accounting	4.6	6.7	17.6	29.9
Less: One-time expense related to ineffective interest rate swaps as a result of the refinancings completed during the second quarter of 2008	-	-	(21.0)	-
Adjusted interest expense	$209.7	$209.6	$832.1	$834.5

	As of	As of
	December 31, 2008	December 31, 2007

Reconciliation of debt - GAAP to net debt and net debt - excluding fair value adjustment (5) (6)

Debt - GAAP	$9,622.3	$10,175.7
Less: Cash and cash equivalents	(131.2)	(46.1)
Net debt	9,491.1	10,129.6

Less: Fair value adjustment due to purchase accounting	(86.2)	(103.8)
Net debt - excluding fair value adjustment	$9,404.9	$10,025.8

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 7
STATISTICAL MEASURE
CALCULATION OF ADVERTISING SALES PERCENTAGE CHANGE OVER PRIOR YEAR PERIODS
(unaudited)

Amounts in millions, except percentages
	Year Ended	Three Months Ended
	December 31	December 31	September 30	June 30	March 31

2008 Advertising sales (7)	$2,518.4	$618.4	$503.6	$678.4	$718.0

2007 Advertising sales disclosed in 2007 Form 10-K and Forms 10-Q	2,718.2	700.3	541.6	729.0	747.3

Pro forma adjustments related to Business.com Acquisition	27.5	-	-	14.2	13.3

Adjustments primarily related to changes in publication dates	-	0.1	7.7	(1.2)	(6.6)

2007 Pro forma advertising sales	$2,745.7	$700.4	$549.3	$742.0	$754.0

Pro forma advertising sales percentage change over prior year periods	(8.3%)	(11.7%)	(8.3%)	(8.6%)	(4.8%)

See accompanying Notes to Unaudited Condensed Consolidated Financial Data and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 8
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA AND NON-GAAP MEASURES

1)
Our advertising revenues are earned primarily from the sale of advertising in yellow pages directories that we publish. Revenue from the sale of such advertising is deferred when a directory is published, net of estimated sales claims, and recognized ratably over the life of a directory, which is typically 12 months. Advertising revenues also include revenues for Internet-based advertising products, including our proprietary local search site, dexknows.com, and our Dex Search Network. Revenues with respect to our Internet-based advertising products that are sold with print advertising are initially deferred until the service is delivered or fulfilled and recognized ratably over the life of the contract. Revenues with respect to Internet-based services that are not sold with print advertising are recognized as delivered or fulfilled.

During the year ended December 31, 2007, we recorded a loss on debt transactions of $26.3 million resulting from the refinancing transactions conducted during the fourth quarter of 2007. In our Current Report on Form 8-K filed on February 28, 2008, these charges were included in interest expense on the unaudited condensed consolidated statements of operations. In order to conform to the current period’s presentation, these amounts have been reclassified to gain (loss) on debt transactions, net, on the unaudited condensed consolidated statements of operations. During the year ended December 31, 2007, we recorded an intangible asset impairment charge of $20.0 million associated with the tradenames acquired in the Embarq Acquisition. In our Current Report on Form 8-K filed on February 28, 2008, these charges were included in depreciation and amortization on the unaudited condensed consolidated statements of operations. In order to conform to the current period’s presentation, these amounts have been reclassified to impairment charges on the unaudited condensed consolidated statements of operations.

2)
As a result of the decline in the trading value of our debt and equity securities and the decline in our operating results, we recognized non-cash goodwill impairment charges totaling $3.1 billion for the year ended December 31, 2008.  As a result of these impairment charges, we have no recorded goodwill at December 31, 2008. Given the ongoing credit and liquidity crisis and the significant negative impact on financial markets, as well as the overall economy, and the recent suspension of trading of our common stock on the New York Stock Exchange ("NYSE"), we performed impairment tests of our definite-lived intangible assets and other long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of December 31, 2008.  As a result of these tests, the Company recognized a non-cash intangible asset impairment charge of $744.0 million during the fourth quarter of 2008 associated with the local and national customer relationships acquired in the Dex Media Merger, AT&T Directory Acquisition and Embarq Acquisition. In addition, as a result of the Company’s decision to discontinue the use of tradenames and technology acquired in the Local Launch Acquisition, we recognized a non-cash impairment charge of $2.2 million during the fourth quarter of 2008, for a total impairment charge related to our intangible assets of $746.2 million during the year ended December 31, 2008. During the year ended December 31, 2008, we retired certain computer software fixed assets, which resulted in an impairment charge of $0.4 million.

3)
During the fourth quarter of 2008, we repaid $9.8 million of Term Loan D-1 and $45.9 million of Term Loan D-2 under the RHDI credit facility by making voluntary prepayments of $35.5 million, including fees, at a discount to par. As a result, we recognized a gain of $20.0 million during the year ended December 31, 2008, consisting of the difference between the face amount of the Term Loans repaid and the voluntary prepayments made, offset by the write-off of unamortized deferred financing costs of $0.2 million. During September and October 2008, we repurchased $187.0 million ($181.4 million accreted value, as applicable) of our senior notes and senior discount notes (collectively referred to as the “Notes”) for a purchase price of $92.1 million.  As a result of these repurchases, we recognized a gain of $86.0 million, consisting of the difference between the accreted value (in the case of the senior discount notes) or par value, as applicable, and purchase price of the Notes, offset by the write-off of unamortized deferred financing costs of $3.3 million. On June 25, 2008, RHD completed an exchange of its senior notes and senior discount notes for new senior notes ("Debt Exchanges"). Please refer to our Current Report on Form 8-K filed on June 25, 2008 for additional information. The Debt Exchanges have been accounted for as an extinguishment of debt, resulting in a gain of approximately $161.3 million, representing the difference between the accreted value or par value, as applicable, of the former senior notes and senior discount notes and the new senior notes of $172.8 million, offset by the write-off of unamortized deferred financing costs of $11.5 million associated with the former senior notes and senior discount notes. During the second quarter of 2008, we recognized a charge of $2.2 million for the write-off of unamortized deferred financing costs associated with the refinancing of the former Dex Media West credit facility and portions of the amended RHDI Credit Facility, which have been accounted for as extinguishments of debt. As a result of these financing activities, we recorded a net gain of $33.6 million and $265.2 million during the three months and year ended December 31, 2008, respectively. During the fourth quarter of 2007, we recorded a loss on debt transactions of $26.3 million resulting from tender, redemption and call premium payments of $71.7 million and the write-off of unamortized deferred financing costs of $16.8 million, offset by accelerated amortization of the fair value adjustment to Dex Media's debt of $62.2 million (see Note 5 below) resulting from the refinancing transactions conducted during the fourth quarter of 2007.

4)
EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is determined by adjusting EBITDA for items such as (i) impairment charges, (ii) stock-based compensation in accordance with SFAS No. 123 (R), Share-Based Payment, (iii) cost uplift related to the Dex Media Merger, which is defined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin, (iv) restricted stock unit expense related to the Business.com Acquisition, (v) restructuring costs, and for 2007, (vi) recoveries and other purchase accounting adjustments related to bad debt expense previously charged to goodwill related to Qwest directories acquired in the Dex Media transaction.Adjusted net income represents net loss - GAAP adjusted for all impairment charges recorded during the three months and year ended December 31, 2008.

5)
As a result of purchase accounting, RHD was required to adjust the carrying value of Dex Media’s debt at January 31, 2006 to its fair value. Adjusted interest expense eliminates the interest benefit resulting from the amortization of the fair value adjustment to Dex Media's debt. As a result of the amendment of the RHDI Credit Facility and the refinancing of the former Dex Media West credit facility on June 6, 2008, the existing interest rate swaps associated with these two debt arrangements are no longer highly effective in offsetting changes in cash flows. Accordingly, these interest rate swaps became ineffective on June 6, 2008 and cash flow hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, is no longer permitted.  Interest expense for the year ended December 31, 2008 includes a non-cash charge of $21.0 million resulting from the reclass of amounts previously charged to accumulated other comprehensive loss related to these interest rate swaps. Adjusted interest expense eliminates this one time charge to interest expense.

6)
Net debt represents total debt less cash and cash equivalents on the respective date. Net debt – excluding fair value adjustments represents net debt adjusted to remove the remaining fair value purchase accounting adjustment of Dex Media’s debt noted in footnote 5 above. The unamortized fair value adjustment at December 31, 2008 is $86.2 million.

7)	Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method. 2007 pro forma advertising sales assumes the Business.com Acquisition occurred on January 1, 2007.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.